Exhibit 99.4

Identifying No. 871453

AMENDMENT NO. 2 TO THE ADOPTION AGREEMENT

BETWEEN

BREAD FINANCIAL PAYMENTS, INC.

AND

PRUDENTIAL TRUST COMPANY

The parties hereto desire to amend the Adoption Agreement by and between BREAD FINANCIAL PAYMENTS, INC. (the “Applicant”) as authorized fiduciary under the BREAD FINANCIAL 401(K) PLAN (the “Plan”), and PRUDENTIAL TRUST COMPANY (the “Trust Company”) solely as trustee of the Prudential Trust Company Collective Trust, signed by Prudential Trust Company as of May 16, 2023 (as amended, the “Adoption Agreement”) in the manner set forth below. This amendment is made effective this 1st day of July, 2024. Any capitalized term not otherwise defined herein shall have the meanings assigned to it in the Adoption Agreement.

WHEREAS, the parties desire to amend the Adoption Agreement to reflect the revision of the fee schedule; and

WHEREAS, the parties wish to make certain other updates to the Adoption Agreement.

NOW, THEREFORE, the Adoption Agreement is hereby amended as follows:

1.	Exhibit B of the Agreement is hereby deleted in its entirety and replaced with the Exhibit B attached hereto.

2.

In connection with the foregoing, the Applicant hereby waives the requirement of Section 5(i) of the Adoption Agreement, in particular the requirement that the Trust Company provide 60 days prior notice regarding any fee schedule amendment. The Applicant hereby consents to the fee schedule amendment effective as of the Effective Date.

3.	The terms and conditions of the Adoption Agreement unaffected by this amendment shall remain in full force and effect.

signature page follows

Identifying No. 871453

IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 2 to be executed in their names and on their behalf by and through their duly authorized officers, as of the day and year written below.

Applicant: BREAD FINANCIAL PAYMENTS, INC., as authoried fiduciary under the Bread Financial 401(k) Plan		PRUDENTIAL TRUST COMPANY, Trustee of Collective Trust

By:	/s/ Cara M Tutton	By:	/s/ Nelson Li
	Signature		Signature

Name:	Cara M Tutton	Name:	Nelson Li
	Print or Type		Print or Type

Date:	5/20/2024	Date:	5/22/2024

Identifying No. 871453

EXHIBIT B

Fee Schedule

Applicant:	Bread Financial Payments, Inc.

Participating Trust/Plan:	Bread Financial 40l(k) Plan

Investment Fund:	Jennison Growth Equity Fund of the Prudential Trust Company Collective Trust (the “Fund”)

Unit Class:	13

Investment Management Fee:

The investment management fee rate outlined below is available to investors of the Fund for whom WTW (“WTW”) serves as an investment advisor or discretionary investment manager. The annual fee rate payable to the Trust Company on the assets invested by the Participating Trust in the Fund is as follows:

0.35% on all assets in the Fund.

On each Valuation Date, the unit value of each of the Funds that the Participating Trust is invested in shall be reduced by such Fund’s Investment Management Fee (“Net Unit Value”).

The Applicant agrees to promptly provide notice to the Trust Company if the Plan no longer qualifies as a WTW Plan. If the Trust Company determines that the Plan is no longer a WTW Plan (either as a result of notice from the Applicant or otherwise), the Plan will no longer be eligible for the fee stated above and the investment management fee payable by the Plan (if it remains invested in the Fund) will, as of the next effective date, be in accordance with the standard fees then in effect or as otherwise agreed by Trust Company.

The Trust Company shall provide notice of any such redemption/issuance of Units at least 60 days prior to the effective date.